UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
April 17, 2019 (April 8, 2019)

Laureate Education, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-38002	52-1492296
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

650 South Exeter Street
Baltimore, MD 21202
(Address of principal executive offices, including zip code)

(410) 843-6100
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 7.01. Regulation FD Disclosure.

On April 17, 2019, Laureate Education, Inc. (the “Company”) issued a press release reporting the signing of an agreement to sell UniNorte, a higher education institution located in the city of Manaus, Brazil. A copy of the press release is furnished herewith as Exhibit 99.1. The information in this Item 7.01 and the attached exhibit are being furnished and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liability of that section, nor shall they be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act.

Item 8.01. Other Events.

Agreement to Sell Institution in Brazil

On April 16, 2019, Rede Internacional de Universidades Laureate Ltda., a limited business company organized under the laws of Brazil (the “Seller”), which is an indirect wholly owned subsidiary of the Company, entered into a Quota Assignment and Transfer Agreement (the “Agreement”) with Cenesup - Centro Nacional de Ensino Superior Ltda., a limited liability company organized under the laws of Brazil (the “Purchaser”), which is an indirect wholly owned subsidiary of Ser Educacional S.A., a company organized under the laws of Brazil (“Ser”). Pursuant to the Agreement, the Purchaser will purchase from the Seller 100% of the quota capital of Sodecam - Sociedade de Desenvolvimento Cultural do Amazonas Ltda., a limited liability company organized under the laws of Brazil, which is the maintaining entity of Centro Universitário do Norte, a higher education institution located in the city of Manaus, Brazil (“UniNorte”). The Company and Ser are also parties to the Agreement as guarantors of certain obligations of their respective subsidiaries.

The transaction enterprise value under the Agreement is 194.8 million Brazilian Reais (BRL) (or approximately $49.9 million at the current rate of exchange), which includes the assumption of net debt in the amount of approximately BRL 9.8 million (or approximately $2.5 million at the current rate of exchange), subject to customary closing adjustments, and the parties expect that the transaction will close during the second half of 2019, subject to customary closing conditions, including approval by the Brazilian competition authorities. For the year ended December 31, 2018, UniNorte had approximately $47.0 million in revenue, $1.5 million in operating income and $2.8 million in depreciation and amortization and, as of December 31, 2018, had approximately 25,200 students.

Closing of Sale of Institution in South Africa

On April 8, 2019, the Company completed the sale of its institution in South Africa, Monash South Africa, as well as the sale of the real estate associated with that institution. The transactions consisted of: (i) the transfer by Monash South Africa Limited (“MSA”), an Australia limited company that is an indirect 75%-owned subsidiary of the Company, to The Independent Institute of Education Limited (“IIE”), a South Africa limited company that is a subsidiary of ADvTECH Limited, of all of MSA’s assets and certain of its operational liabilities for a sale price of 15 million South African Rand (ZAR) (subject to customary adjustments) (or approximately $1.1 million at the current rate of exchange) and (ii) the sale by LEI AMEA Investments B.V., a Netherlands limited company that is an indirect wholly owned subsidiary of the Company, of all of the shares of Laureate South Africa Pty. Ltd. (“LSA”), a South Africa limited company, to IIE for a sale price of ZAR 99 million (subject to customary adjustments) (or approximately $7 million at the current rate of exchange). In addition, IIE assumed debt of approximately $20.2 million.

The Company netted approximately $7.4 million from the transaction, which it plans to use to reduce indebtedness. For the year ended December 31, 2018, Monash, which is accounted for by the Company as a discontinued operation, had approximately $21.8 million in revenue, $2.6 million in operating income, no depreciation and amortization in 2018 since it was classified as held for sale and, as of December 31, 2018, had approximately 3,600 students.

Forward-Looking Statements

This Current Report on Form 8-K includes certain disclosures which contain “forward-looking statements” within the meaning of the U.S. federal securities laws, which involve risks and uncertainties. You can identify forward-looking statements because they contain words such as “subject to,” “expect” or similar expressions that concern the Company’s strategy, plans or intentions.  Any statement we make relating to the closing date of the transaction described herein is a forward-looking statement. Forward-looking statements are based on the Company’s current expectations and assumptions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that may differ materially from those contemplated by the forward-looking statements, which are neither statements of historical fact nor guarantees or assurances of future performance. Important factors that could cause actual results to differ materially from the Company’s expectations are set forth under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018.

Item 9.01. Financial Statements and Exhibits.

(d)   Exhibits.

Exhibit No.	Description
99.1	Press release issued by Laureate Education, Inc. on April 17, 2019

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LAUREATE EDUCATION, INC.

By:	/s/ Thomas J. Plotz
Name:	Thomas J. Plotz
Title:	Vice President, Assistant General Counsel

Date: April 17, 2019

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